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EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors
Casino Data Systems:

    We consent to incorporation by reference in the registration statements (No. 333-66275 and No. 333-63577) on Form S-8 of Casino Data Systems of our report dated February 23, 1999, relating to the consolidated statements of income, shareholders' equity, and cash flows of Casino Data Systems and subsidiaries for the year ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Casino Data Systems.

                      KPMG LLP

Las Vegas, Nevada
March 30, 2001

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Consent of Independent Auditors